Exhibit 4(i)

SINGLE PREMIUM INDEX-LINKED DEFERRED ANNUITY CONTRACT. We agree to provide the benefits and other rights of this contract. Payment is subject to the provisions, terms, and conditions of this contract. This contract contains benefits waiving Surrender Charges. NON-PARTICIPATING.

The Accumulated Value of this contract may increase or decrease each Valuation Day depending on the investment experience of the external Index that You select, and are not guaranteed as to a fixed dollar amount. This contract does not directly participate in any stock, index, or equity investments.

This contract is a legal contract between You, as Owner, and Us, Principal Life Insurance Company, a stock company and member of the Principal Financial Group®. Your contract is issued based on the information You give Us and payment of the Premium Payment as shown on the Data Page.

15-DAY EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS CONTRACT. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR CONTRACT TO EITHER YOUR MARKETER OR OUR OFFICE WITHIN 15 DAYS OF ITS RECEIPT. WE WILL REFUND THE ACCUMULATED VALUE PLUS ANY FEES OR CHARGES TAKEN AND YOUR CONTRACT WILL BE CONSIDERED VOID FROM ITS START. PLEASE READ YOUR CONTRACT CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS. FOR ANY QUESTIONS REGARDING THIS CONTRACT, PLEASE CONTACT YOUR MARKETER OR OUR OFFICE AT {1-800-852-4450} or {www.Principal.com}.

The terms of this contract start on the Contract Date and will stay in force until the earliest of the payment of the death benefit, or payment of the cash surrender value, or election of an annuity benefit payment option, so long as You satisfy the requirements as outlined in Your contract.

Principal Life Insurance Company
{	711 High Street Des Moines, Iowa 50392-0001	}

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Any additional benefits provided by rider or endorsement follow the last page of this contract.

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DEFINITIONS IN THIS CONTRACT

All other capitalized terms used in this contract but not defined here are found on the Data Page.

ANNUITANT means the person, including any Joint Annuitant, whose life determines the annuity benefit under this contract. The Annuitant is named on the Data Page. This person may or may not be the Owner.

ANNUITIZATION is the application of a portion, or all, of the Accumulated Value adjusted for the Bond Adjustment to an annuity benefit payment option to make annuity benefit payments.

ANNUITIZATION DATE is the date when periodic annuity benefit payments begin and is shown on the Data Page.

BOND ADJUSTMENT is an adjustment (which could be positive, negative, or equal to zero) to the Accumulated Value for a Surrender based on the change in the fair value of the hypothetical fixed income assets supporting the contract.

CONTRACT ANNIVERSARY is the same day and month as the Contract Date in each Contract Year.

CONTRACT DATE is the effective date of the contract and is shown on the Data Page.

CONTRACT YEAR is the one-year period beginning on the Contract Date and ending one day before the Contract Anniversary and each subsequent one-year period beginning on a Contract Anniversary.

CREDITING BASE is the value of the Segment Option on the Segment Start Date reduced by an adjustment for Surrenders and any applicable fee(s).

DATA PAGE(s) are the pages of this contract which contain information specific to You and the contract. Current or revised Data Pages may be sent to You from time to time which reflect the current status of Your contract.

EQUITY ADJUSTMENT is the adjustment (which could be positive, negative, or equal to zero) to the Accumulated Value expressed as a percentage, based on the change in the fair value of the hypothetical derivative assets designed to replicate credits provided by a Segment Option at the end of a Segment Term.

FREE SURRENDER AMOUNT is the amount that may be withdrawn from the contract without a Surrender Charge and is shown on the Data Page.

GOOD ORDER is when an instruction or request is received in Our home office, or other place We may specify, and it has such clarify and completeness that We do not have to exercise any discretion to carry out the instruction or request. We may require that the instruction or request be given in a certain form.

GUARANTEED MINIMUM INTEREST RATE is a minimum interest rate the Initial Holding Account and any fixed Segment offered on the contract will earn and is shown on the Data Page.

INDEX is the Index or Indices the Segment Options are linked to, and are used in the calculation of the Segment Credits.

INITIAL HOLDING ACCOUNT is an account that holds the premium payments until they are transferred to the applicable Segment Options.

JOINT ANNUITANT is the person named as the Joint Annuitant on the Data Page.

JOINT OWNER(s) are two Owners who have an undivided interest in this contract. In this contract any reference to the Owner’s death means the death of the first Owner to die.

NOTICE is any form of communication We receive in Our office providing the information We need, either in writing or another manner that We approve in advance.

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OWNER is the person who owns all rights and privileges of this contract (includes a Joint Owner, if any). If the Owner is not a natural person, the Owner must be an entity with its own taxpayer identification number.

SEGMENT ALLOCATION PERCENTAGE is the percentage of the Premium Payment applied to each Segment Option.

SEGMENT ANNIVERSARY is the same day and month as the first Segment Start Date in each calendar year.

SEGMENT CREDIT is the amount credited to the Crediting Base per Segment Option as defined in the Segment Endorsement. Segment Credits could be negative, meaning You could lose principal and/or prior earnings.

SEGMENT END DATE is the last day of a Segment Term. The Segment Credit is calculated on the Segment End Date. The Segment End Date coincides with the next Segment Start Date.

SEGMENT ENDORSEMENTS are separate documents that include additional terms about the Segment Options available with Your contract.

SEGMENT INTERIM VALUE is the Crediting Base adjusted for any applicable Equity Adjustment per Segment Option excluding any fixed Segment Option(s).

SEGMENT OPTION is a method for crediting interest to Your contract. Each Segment Option will be defined in a Segment Endorsement.

SEGMENT START DATE is the first day of the Segment Term. The day and month on which any Segment Start Date falls will always be the same day and month for each Segment Term.

SEGMENT TERM is the number of year(s) that a Segment Option is linked to an Index’s performance. The Segment Term begins on the Segment Start Date and ends on the Segment End Date.

SURRENDER is the removal of funds from Your contract (unless otherwise specified), including a partial Surrender, a full Surrender of Your contract, payment of a death benefit, or Annuitization. A Surrender amount is the amount of Accumulated Value surrendered adjusted for the Bond Adjustment for such benefits, prior to the application of Surrender Charges and any other applicable fees.

SURRENDER CHARGE is the charge deducted upon certain Surrenders taken from the contract before the Annuitization Date.

SURRENDER VALUE is the Accumulated Value adjusted for the Bond Adjustment minus any applicable Surrender Charge and fee(s) (contract fees and/or prorated share of the charge(s) for optional rider(s)).

VALUATION DATE (VALUATION DAYS) is any day that the New York Stock Exchange ("NYSE") is open for trading, and trading is not restricted. A Valuation Day begins at the close of normal trading in the NYSE, generally 4:00 p.m. E.T., and ends at the close of normal trading of the NYSE on the next day it is open.

WE, OUR, US is Principal Life Insurance Company.

YOU, YOUR is the Owner of this contract, including any Joint Owner.

PREMIUM PAYMENT

Your Premium Payment is due on the Contract Date. We will not accept any additional premium payments after the Contract Date. We will confirm Our receipt of the Premium Payment.

The Maximum Total Premium Payment You may make is shown on the Data Page unless otherwise approved by Us.

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PREMIUM PAYMENT AND SEGMENT ALLOCATIONS

You may allocate the Premium Payment to any of the Segment Options, subject to the Segment Minimums stated on the Data Page. The Premium Payment will be allocated to the Initial Holding Account on the Contract Date. Interest is credited daily to the Initial Holding Account in accordance with the Current Interest Rate for Initial Holding Account. The Current Interest Rate for Initial Holding Account, as an annual rate, is shown on the Data Page.

The Initial Holding Account will be transferred to the Segment Options on the Segment Start Date based upon the Segment Allocation Percentages selected by You. We reserve the right to keep the Premium Payment allocated entirely to the Initial Holding Account during the Examination Offer period subject to the provisions of the Examination Offer stated on the cover page of Your contract. The Segment Allocation Percentage selected for each Segment Option must be a whole percentage ranging from 0% to 100%, subject to the Segment Minimum as shown on the Data Page. The sum of the Segment Allocation Percentages must equal 100%.

The available Segment Options may change between Your application signature date and the Contract Date. In the event the available Segment Options change before the Contract Date, We will notify You of the now currently available Segment Options. If You had allocated premium to a now unavailable Segment Option, You will be required to update Your Segment Allocation Percentage before We will issue Your contract.

YOUR CONTRACT VALUES

Any annuity benefit payment, cash surrender value or death benefit available under this contract will not be less than the minimum required by state law.

ACCUMULATED VALUE

The Accumulated Value is the sum of the Segment Interim Value plus the total value of any allocation to the Initial Holding Account and fixed Segment Option(s).

The Segment Interim Value is the Crediting Base adjusted for any applicable Equity Adjustment per Segment Option excluding fixed Segment Option(s).

CREDITING BASE

The Crediting Base is the value of the Segment Option on the Segment Start Date reduced by an adjustment for Surrenders and any applicable fee(s).

The adjustment for each Surrender (and any applicable Surrender Charges and fees) will reduce the Crediting Base in the same proportion that the Accumulated Value was reduced on the date of the Surrender. The adjustment for the Surrender is equal to (1 divided by 2) multiplied by 3, where:

1.	Is the amount of the Surrender (and any applicable Surrender Charges and fees); and

2.	Is the Accumulated Value immediately prior to the Surrender, and

3.	Is the Crediting Base immediately prior to the Surrender.

If the Surrender is for the Required Minimum Distribution (RMD) of the then current Federal Income Tax Regulation for this contract, the adjustment to the Crediting Base will not be any greater than the amount of the Surrender.

EQUITY ADJUSTMENT

The Equity Adjustment is the adjustment (which could be positive, negative, or equal to zero) to the Accumulated Value, expressed as a percentage, based on the change in the fair value of the hypothetical derivative assets designed to replicate credits provided by a Segment Option at the end of a Segment Term. The fair values of the hypothetical derivative assets are calculated by Us and are used to estimate the change in the market value of each Segment Option. The Equity Adjustment does not apply to the Initial Holding Account or the fixed Segment Option(s).

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BOND ADJUSTMENT

The Bond Adjustment is an adjustment (which could be positive, negative, or equal to zero) to the Accumulated Value for a Surrender based on the change in the fair value of the hypothetical fixed income assets supporting the contract. The fair value of the hypothetical fixed income assets is designed to represent the market value of the assets backing each Segment Option except for the derivative assets.

The Bond Adjustment Index is shown on the Data Page. If this Bond Adjustment Index becomes unavailable or the method of calculating these values substantially changes. We may choose another Bond Adjustment Index and You will be made aware of the change. The initial beginning Bond Adjustment Index Value is equal to the closing price of this Index on the Contract Date. Each beginning Bond Adjustment Index Value after the initial one is equal to the closing price of this Index on the Segment Anniversary divisible by six. The Current Bond Adjustment Index Value is equal to the most recent closing price of this Index on the day the adjustment is calculated. The first Bond Adjustment period begins on the first Segment Start Date, and it restarts on each Segment Anniversary divisible by six.

SEGMENT CREDITS

Segment Credits will be calculated for a Segment Option based on the provisions of the applicable Segment Endorsement. The Segment Credit will be calculated and applied to the Crediting Base only on the Segment End Date. Segment Credits could be negative, meaning You could lose principal and/or prior earnings.

OPTIONS AVAILABLE ON A SEGMENT END DATE

On Your Segment End Date, subsequent Segment Option(s) available to You will be declared by Us and may or may not include the previously offered Segment Option(s). We reserve the right to offer alternative Segment Options or to discontinue a Segment Option in the future.

On Your Segment End Date, You may allocate Your Accumulated Value into any of the available Segment Option(s) We are offering at that time, subject to the Segment Minimum on the Data Page. We will notify You of the Segment Option(s) available in advance of Your Segment End Date. At least one Segment Option will be made available.

If You do not elect a new Segment Option by Your Segment End Date, the Accumulated Value will automatically be allocated to the same Segment Option to which it is currently allocated. If We no longer offer the same Segment Option, We will select a new Segment Option from those that We do offer. The Segment Option selected will be one with the same Index with a 1-year Segment Term. If the same Index is no longer available, then Accumulated Value will be allocated to the Fixed Segment Option if You do not elect a new Segment Option by Your Segment End Date.

Segment Option(s) with Segment Term(s) that would extend beyond the next Segment Anniversary divisible by six or beyond the Annuitization Date will not be available. Segment Option(s) You are currently allocated to and that will not be at the Segment End Date on the next Segment Anniversary will not be available to transfer in to.

SEGMENT TRANSFERS

You may transfer amounts among the Segment Options only at Your Segment End Date, which occurs prior to the Annuitization Date. At Your Segment End Date You may elect to transfer some or all of the Accumulated Value, subject to the Segment Minimum shown on the Data Page, from one Segment Option to another available Segment Option as provided in this section. To request a transfer, Your request must be provided to Us in Good Order two Valuation Days prior to Your Segment End Date.

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TRANSFERS

You may schedule a transfer, prior to your Segment End Date as follows:

1.	You must specify the dollar amount or percentage to transfer to and from each Segment Option subject to the Segment Minimum shown on the Data Page.

2.	The Accumulated Value of each Segment Option must be equal to or greater than the Segment Minimum shown on the Data Page.

3.	We reserve the right to limit the number of Segment Options from which scheduled transfers may be made at the same time.

If you request a transfer prior to the Segment End Date and the Segment Option the Accumulated Value is being transferred to becomes unavailable before the Segment Start Date, We will notify You of the change in available Segment Options, and You must provide Us with a new transfer request in Good Order two Valuation Days prior to the Segment End Date.

Transfers will be effective on the next Segment Start Date.

SURRENDERS

You may Surrender this contract at any time prior to the Annuitization Date provided that the Owner and Joint Owner, if any, are living and provided that You give Us Notice in Good Order at Our office. The Bond Adjustment will apply to all Surrenders.

FULL SURRENDER

You may Surrender this contract in full for the Surrender Value. The Surrender Value at any time is the Accumulated Value on the date We receive Your Notice in Good Order adjusted for the Bond Adjustment, less any applicable Surrender Charge and other fees and charges.

PARTIAL SURRENDERS

You may take unscheduled and scheduled partial Surrenders of this contract by providing Us Notice. Partial Surrenders reduce the Accumulated Value of the contract and are deducted proportionately from the Segment Options, unless You direct otherwise. The deductions are based on the values as of the end of day of the effective date of the Surrender.

Partial Surrenders that exceed the remaining Free Surrender Amount for that Contract Year are subject to any applicable Surrender Charge. If the partial Surrender amount is less than the remaining Free Surrender Amount for that Contract Year, no Surrender Charge will apply.

Any partial Surrender that would reduce the Accumulated Value to less than the Minimum Accumulated Value After A Partial Surrender amount shown on the Data Page will be treated as a request for Surrender of this contract.

We reserve the right to change the Minimum Accumulated Value After a Partial Surrender amount, but it will never be greater than the amount shown on the Data Page.

The Minimum Partial Surrender amount is shown on the Data Page.

The Minimum Accumulated Value To Initiate A Scheduled Partial Surrender is shown on the Data Page.

Scheduled partial Surrenders will:

1.	occur in an amount and on a date as specified in the Notice, other than the 29th, 30th, or 31st of any month; and

2.	occur either monthly, quarterly, semi-annually or annually, as specified in the Notice.

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Scheduled partial Surrenders will end on the earliest of the following dates:

1.	We receive Notice in Good Order to end the payments;

2.	You Surrender the Contract in full;

3.	all or a portion of the Accumulated Value is applied to an annuity benefit payment option;

4.	the death benefit is distributed;

5.	the Annuitization Date; and

6.	the Accumulated Value is zero.

FREE SURRENDER PRIVILEGE

The Free Surrender Amount is determined at the start of each Contract Year. The Free Surrender Amount is described on the Data Page. Surrender Charges will not apply when:

1.	You Surrender an amount up to the Free Surrender Amount;

2.	all or a portion of the Accumulated Value is applied to an annuity benefit payment option; or

3.	the death benefit is distributed.

Any scheduled and unscheduled partial Surrenders that exceed the Free Surrender Amount will be subject to the applicable Surrender Charge, with the exception of those described in 1, 2 and 3 above.

DEATH BENEFIT

GENERAL DEATH PROVISIONS

If the Owner or any Joint Owner dies prior to the Annuitization Date, We will pay the death benefit upon Our receipt of required documents and Notice, in Good Order, including due proof of death. Proof of death includes a copy of a death certificate, a certified copy of a court order, a written statement by a medical doctor, or other proof satisfactory to Us.

The Accumulated Value will remain invested in the Segment Options until the Valuation Day on which We receive the required documents in Good Order. If more than one beneficiary is named, each beneficiary's portion of the death benefit will remain invested in the Segment Options until the Valuation Day on which We receive the required documents for that beneficiary.

We will pay interest on the death benefit from the first day the Accumulated Value is no longer invested in the Segment Options until payment is made.

We will determine the rate of interest, which will not be less than the interest rate required by the applicable state's law.

If the Owner or any Joint Owner dies prior to the Annuitization Date, the death benefit may be distributed in a lump sum or within five years of the date of death or distributed over a time period not extending beyond the life expectancy of the beneficiary as provided for in Internal Revenue Code (“IRC”) section 72(s), as may be amended from time to time. If payments are made over the life expectancy of the beneficiary, they must begin not later than one year after the date of death of the Owner or Joint Owner.

If the Owner or Joint Owner dies on or after the Annuitization Date and before the entire interest in this contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as required under applicable federal tax laws, including, particularly, IRC section 72(s), as may be amended from time to time.

Notwithstanding any provision to the contrary in this contract, any payment of death benefits must comply with all applicable laws, including IRC section 72(s), as may be amended from time to time.

DEATH OF OWNER(S)

The following provisions apply upon an Owner’s death if a contract is not jointly owned:

1.	If the surviving spouse is the only primary beneficiary, the surviving spouse may elect to become the Owner and continue the contract or elect to receive the death benefit.

2.	If the primary beneficiary is not the surviving spouse, the primary beneficiary will receive the death benefit.

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The following provisions apply upon the death of the first Joint Owner to die when a contract is jointly owned:

1.	The surviving Joint Owner will be treated as the primary beneficiary. Any other beneficiary designation on record will be treated as contingent beneficiary.

2.	If the surviving Joint Owner is the spouse of the deceased Joint Owner, the surviving spouse may elect to become the Owner and continue the contract or elect to receive the death benefit.

DEATH OF ANNUITANT(S)

If an Annuitant who is not an Owner dies while this contract is in force, a new Annuitant may be named unless the Owner is a corporation, trust, or other entity.

If the Owner is a corporation, trust or other entity, the death benefit will be payable upon the death of the Annuitant, or, in the case of Joint Annuitants, upon the death of the first Joint Annuitant to die.

STANDARD DEATH BENEFIT

Unless otherwise provided by a rider to this contract, if the age of the oldest owner at the time the application is signed is 79 or younger, the death benefit is equal to the greater of 1 or 2 where:

1.	Is the Accumulated Value, adjusted for the Bond Adjustment, on the date We receive the proof of death and all required documents in Good Order; or

2.	Is the total Premium Payment minus an adjustment for each partial Surrender (and any applicable Surrender Charge and fees) and an adjustment for each partial Annuitization made prior to the date We receive the poof of death and all required documents.

Unless otherwise provide by a rider to this contract, if the age of the oldest Owner at the time the application is signed is 80 or older, the death benefit is equal to the Accumulated Value, adjusted for the Bond Adjustment, on the date We receive the proof of death and all required documents in Good Order.

The adjustment for each partial Surrender (and any applicable Surrender Charges and fees) and for each partial Annuitization will reduce the death benefit in the same proportion that the Accumulated Value was reduced on the date of the partial Surrender or partial Annuitization. The adjustment for partial Surrenders is equal to (1 divided by 2) multiplied by 3, where:

1.	Is the amount of the partial Surrender (and any applicable Surrender Charges and fees) or the amount of the partial Annuitization; and

2.	Is the Accumulated Value immediately prior to the partial Surrender or partial Annuitization; and

3.	Is the total Premium Payment adjusted for prior partial Surrenders and partial Annuitizations immediately prior to the current partial Surrender or partial Annuitization.

ANNUITIZATION BENEFIT

ANNUITY BENEFIT PAYMENTS

An annuity benefit payment is a periodic income payable to You. If this contract is in force and the Annuitant is living, an annuity benefit payment becomes payable upon the earlier of the date You request payments begin or the Annuitization Date.

You may apply all or a portion of the Accumulated Value, adjusted for the Bond Adjustment, to an annuity benefit payment option at any time after the second Contract Anniversary and prior to the Annuitization Date by sending Us Notice at Our office. Contract values applied to an annuity benefit payment option will be based on the Accumulated Value, adjusted for the Bond Adjustment, as of the date We receive the Notice in Good Order, and such application will reduce Your Accumulated Value accordingly. We reserve the right to limit the number of partial Annuitizations that may be requested in a Contract Year, but it will never be less than one per Contract Year.

If the entire Accumulated Value is applied to an annuity benefit payment option, this contract will terminate.

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ANNUITY BENEFIT PAYMENT OPTION ELECTION

Prior to the Annuitization Date, You may elect an annuity benefit payment option from the Description of Annuity Benefit Payment Options provision below. If You do not elect an annuity benefit payment option, We will make annuity benefit payments on the following basis:

1.	For contracts with one Annuitant, annuity benefit payments will be based on a life income with 10-year guaranteed period.

2.	For contracts with Joint Annuitants, annuity benefit payments will be based on a joint and 100% survivor life income with 10-year guaranteed period.

CONDITIONS

Election of any annuity benefit payment option is subject to the following conditions:

1.	No changes may be made to an annuity benefit payment option once a supplementary contract is issued.

2.	If the amount applied to an annuity benefit payment option results in an annuity benefit payment that is less than $25.00, We reserve the right to change the frequency of Your annuity benefit payments to an interval that will result in an annuity benefit payment of at least $25.00.

3.	If an annuity benefit payment option is chosen for the payment of the death benefit, the annuity benefit payment options available are limited to those that comply with all applicable laws, including, particularly, IRC section 72(s), as may be amended from time to time.

4.	We reserve the right to require evidence of the Annuitant's Age, gender if applicable, and continuing survival.

DESCRIPTION OF ANNUITY BENEFIT PAYMENT OPTIONS

OPTION A, CUSTOM: A custom benefit arrangement can be designed with Our written approval.

OPTION B, LIFE INCOME: We will make annuity benefit payments during the Annuitant’s lifetime. Annuity benefit payments cease when the Annuitant dies.

OPTION C, LIFE INCOME WITH GUARANTEED PERIOD: We will make annuity benefit payments for the longer of the Annuitant’s lifetime or a guaranteed period that You select. If the Annuitant dies after annuity benefit payments begin but before the end of the guaranteed period, the remaining annuity benefit payments will be paid under the annuity benefit payment option.

OPTION D, JOINT AND SURVIVOR LIFE INCOME: We will make annuity benefit payments during the lifetime of the Joint Annuitants. Annuity benefit payments cease when both Annuitants have died.

OPTION E, JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PERIOD: We will make annuity benefit payments for the longer of the lifetime of the Joint Annuitants or a guaranteed period that You select. If both Annuitants die after annuity benefit payments begin but before the end of the guaranteed period, the remaining annuity benefit payments will be paid under the annuity benefit payment option.

OPTIONS B, C, D AND E: The purchase rates for these annuity benefit payment options are based on the 2012 Individual Annuity Mortality Period Life Table with full generation mortality projection using Projection Scale G2 and 0.25% interest. Annuity benefit payments will be in an amount We determine but not less than those guaranteed under this section by applying the accumulated value to an annuity benefit payment option with purchase rates noted herein. Annuity benefit payment options are also based on the gender of the Annuitant or Joint Annuitant, if applicable, except for contracts issued in states that require unisex mortality or in connection with employment related annuities and benefit plans not based on the gender of the Annuitant. In these instances, the mortality rates used will be 100% female.

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FEES AND CHARGES

The following contract fees and charges are shown on the Data Page.

TRANSACTION FEE

We reserve the right to charge the Transaction Fee for each unscheduled partial surrender after the 12th unscheduled partial surrender in each Contract Year or for unscheduled transfers. The Transaction Fee will be deducted proportionately from the Segment Options from which the amount is surrendered.

SURRENDER CHARGE

If any Surrender amount requested is greater than the Free Surrender Amount, then the Surrender Charge is calculated as follows:

(Surrender amount requested – any remaining Free Surrender Amount) x Surrender Charge percentage.

For a full Surrender, any Surrender Charge will be deducted from the Accumulated Value.

For a partial Surrender, the Surrender Charge will be deducted pro-rata from the Segment Options from which the amount is surrendered.

Surrender Charges will not apply when:

1.	You Surrender an amount up to the Free Surrender Amount;

2.	You take a partial Surrender up to the IRC required minimum distribution amount for this contract;

3.	all or a portion of the Accumulated Value is applied to an annuity benefit payment option; or

4.	the death benefit is distributed.

PREMIUM TAXES

We reserve the right to deduct amounts from the Accumulated Value to cover any premium taxes required by federal, state or local law, if such tax is incurred by Us.

GENERAL INFORMATION

TERMINATION

This contract will terminate when one of the following occurs:

1.	the Accumulated Value is applied under an annuity benefit payment option;

2.	the contract is surrendered in full; or

3.	the death benefit is paid to the beneficiary(ies).

If the Accumulated Value or total Premium Payment (less partial Surrender and applicable Surrender Charges) is less than $2,000, We reserve the right to terminate this Contract and pay You the Accumulated Value, less any applicable charges, in one lump sum payment.

This right will not be exercised in an unfairly discriminatory manner.

DEFERMENT OF PAYMENTS AND TRANSFERS

We will generally pay amounts from the Segment Options within seven days after We receive Your Notice in Good Order. We reserve the right to defer payments and transfers for any period during which the NYSE is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical.

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OWNERSHIP

The Owner and Joint Owner, if any, on the Contract Date are shown on the Data Page. As Owner(s), You may exercise every right and enjoy every privilege provided by Your contract, subject to the rights of any irrevocable beneficiary(ies). These rights and privileges continue while Your contract is in force. If Joint Owners are named, both must consent to any exercise of these rights.

BENEFICIARY

Upon receipt of the Notice, including due proof of death, the beneficiary(ies) named and recorded at Our office will receive the death benefit. You can change the beneficiary designation as provided below. Subject to any applicable laws and requirements, if the only primary beneficiary is the Owner’s surviving spouse, the Contract may be continued upon the death of the Owner with the spouse as the new Owner.

When the death benefit becomes payable, and a beneficiary has not survived the Owner, We will pay the death benefit to any surviving beneficiary(ies) according to the percentages You designated. If no beneficiary(ies) survives the Owner, the death benefit will be paid to the Owner's estate unless otherwise specified.

CHANGE OF OWNER, ANNUITANT OR BENEFICIARY

While this contract is in force and subject to any applicable laws or regulations, You may change the Owner, Annuitant or Beneficiary of this contract by sending Us Notice. Once the Notice is received by Us in Good Order and unless otherwise specified by You, the change will be effective as of the date You signed the request, subject to any payments made or actions taken by Us prior to receipt of the Notice. We may require that You send Us this contract so We can record the change.

ASSIGNMENT

The Owner may request to assign this contract by sending Us a request in writing. To the extent allowed by state law, We reserve the right to refuse Our consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulations. The request for assignment must be received by Us in Our office.

We will not be responsible for the validity or sufficiency of any allowable assignment and an assignment must be consented to by all irrevocable beneficiaries, if any. An assignment as collateral does not change the Owner. Your rights and any beneficiary’s interest will be subject to the assignment. Assignment of this contract may subject You to income and gift tax. Assignments, unless otherwise specified by the Owner, shall take effect on the date You signed the request, subject to any payments made or actions taken by the Company prior to receipt of the request and subject to Our prior approval.

THE ENTIRE CONTRACT

The entire contract includes this document, any riders and endorsements, and the Data Page.

ALTERATIONS

This contract may be altered by mutual agreement, but any alterations must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the contract or waive any provisions.

INCONTESTABILITY

The validity of this contract will not be contested.

MISSTATEMENT OF AGE OR GENDER

If the Annuitant’s Age or gender, if applicable, is not correct when given to Us at the time benefits become payable, We will adjust the periodic income payable under the supplementary contract. Any adjustment will be based on the amount of periodic income that would have been purchased at the correct age and gender, if  applicable. Any overpayments or underpayments by Us on account of age or gender will be assessed at an interest rate not to exceed 6%.

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TAXES

This contract is an annuity contract and subject to the tax qualification provisions of the IRC. IRC section 72(s), as may be amended from time to time, sets forth certain distribution requirements. Any death benefits or annuity payments made under this contract must comply with then applicable federal tax laws.

ANNUAL REPORT

We will send You an annual report, at no charge, which shows the contract activity and values since the last report, including the following information:

1.	the beginning and end dates of the current reporting period;

2.	the Accumulated Value at the beginning and end of the current reporting period;

3.	any amounts credited or debited to the Accumulated Value;

4.	the cash Surrender value at the end of the current reporting period; and

5.	the amount of the death benefit at the end of the current reporting period.

Additional status reports will be provided to You upon request. Any charge associated with providing additional reports will not exceed $25.00.

SINGLE PREMIUM INDEX-LINKED DEFERRED ANNUITY CONTRACT. We agree to provide the benefits and other rights of this contract. Payment is subject to the provisions, terms, and conditions of this contract. NON-PARTICIPATING.

SF 1027	13